Exhibit 10.26

AGREEMENT TO COMPENSATE GUARANTORS

THIS AGREEMENT is made and entered into effective this 28th day of February, 2005, by and between Great Plains Ethanol, LLC (the “Company”) and Robert Broin, Jeff Broin, Todd Broin, Duane Sather, Fred Thurman, and Dennis Schrag (collectively the “Guarantors”).

RECITALS:

A.                                   The Company entered into a Natural Gas Distribution Delivery Agreement dated September 2, 2002, with NorthWestern Energy Corporation (“NEC”).

B.                                     In connection with the Natural Gas Distribution Delivery Agreement, Home Federal Bank issued an Irrevocable Standby Letter of Credit dated February 28, 2003, in the amount of $1,600,000.00 (the “Letter of Credit”) in favor of NEC.

C.                                     In consideration for the Letter of Credit, the Company executed a Promissory Note dated February 28, 2003, in the amount of $1,600,000.00 in favor of Home Federal Bank (the “2003 Note”).

D.                                    The Letter of Credit was modified and restated pursuant to a First Amended and Restated Irrevocable Standby Letter of Credit dated May 28, 2003.

E.                                      The Letter of Credit was further modified and restated pursuant to a Second Amended and Restated Irrevocable Standby Letter of Credit dated February 25, 2004, in the amount of $1,250,000.00.  In consideration for the Second Amended and Restated Letter of Credit, the Company entered into a Promissory Note Modification Agreement with Home Federal Bank dated February 25, 2004, reducing the maximum loan amount to $1,250,000.00 (the “2004 Note”).

F.                                      The Letter of Credit was further modified and restated pursuant to a Third Amended and Restated Irrevocable Standby Letter of Credit dated February 28, 2005, in the amount of $1,125,000.00.  In consideration for the Third Amended and Restated Irrevocable Standby Letter of Credit, the Company entered into a Promissory Note Modification Agreement with Home Federal Bank dated February 28, 2005, reducing the maximum loan amount to $1,125,000.00 (the “2005 Note”).

G.                                     The Guarantors are each willing to personally guarantee the 2005 Note in part.

H.                                    The Company wishes to provide certain compensation to the Guarantors in consideration for their agreement to enter into the guarantees.

NOW, THEREFORE, the parties agree as follows:

1.                                       In consideration for each Guarantor’s agreement to provide his personal guarantee to Home Federal Bank in connection with the 2005 Note in the amount set forth below, the Company agrees to compensate each Guarantor in an amount equal to two percent (2%) per annum of his respective guarantee amount, so long as he continues to guarantee the Letter of Credit issued by Home Federal Bank.  The amounts of the individual guarantees related to the 2005 Note are as follows:

Robert Broin	$250,000.00
Jeff Broin	$250,000.00
Todd Broin	$250,000.00
Duane Sather	$125,000.00
Fred Thurman	$125,000.00
Dennis Schrag	$125,000.00

2.                                       Payment will be made by the Company to the Guarantors on or before March 31 of each year in which the guarantees are executed, renewed, replaced or extended.

3.                                       This Agreement constitutes the entire agreement among the parties with respect to compensation to be paid by the Company to the Guarantors for their guarantees.  This Agreement supercedes any prior negotiations, agreements, or understandings between the parties with respect to compensation to be paid by the Company to the Guarantors for their guarantees.

GREAT PLAINS ETHANOL, LLC

By:	/s/ Darrin Ihnen
Its: President

/s/ Robert Broin		/s/ Jeff Broin
Robert Broin		Jeff Broin

/s/ Todd Broin		/s/ Duane Sather
Todd Broin		Duane Sather

/s/ Fred Thurman	/s/ Dennis Schrag
Fred Thurman	Dennis Schrag